Exhibit 99.11

Execution Copy

MASTER AGREEMENT

THIS MASTER AGREEMENT (this “Agreement”), dated as of October 26, 2010, by and among Electricité de France, S.A., a French société anonyme (“EDF”), and Constellation Energy Group, Inc., a Maryland corporation (“CEG”).  Each of EDF and CEG is sometimes referred to herein as a “Party” and, collectively, as the “Parties”.

W I T N E S S E T H :

WHEREAS, the Parties, acting on behalf of themselves and their respective Subsidiaries (as defined below in Section 3.1), have agreed as follows:

(A) to provide for the sale by CNN (as defined below in Section 3.1) to EDF Inc. (as defined below in Section 3.1) of all of the equity interests held by CNN in UniStar Nuclear Energy, LLC, a Delaware limited liability company (“UNE”), and the transfer to UNE (or its designee) of certain intellectual property;

(B) to terminate the Master Put Option and Membership Interest Purchase Agreement by and among CEG, EDF Inc., EDFI (as defined below in Section 3.1) and CENG (as defined below in Section 3.1), dated as of December 17, 2008 (as amended, the “Put Agreement”);

(C) to transfer to CEG three million five hundred thousand (3,500,000) shares of CEG common stock without par value owned by EDF Inc. (the “CEG Transferred Stock”), with two million four hundred thousand (2,400,000) shares being transferred on the Closing Date (as defined below in Section 1.7(a)) and the remaining one million one hundred thousand  (1,100,000) shares being transferred as provided in Section 1.4 below;

(D) to terminate (x) the Amended and Restated Investor Agreement by and between EDFI and CEG, dated December 17, 2008 (the “Investor Agreement”), thereby relinquishing EDFI’s right to appoint a director to the Board of Directors of CEG and eliminating the standstill and other provisions therein, and (y) the Stock Purchase Agreement by and between EDF Inc., EDFI and CEG dated December 17, 2008 (the “Stock Purchase Agreement”);

(E) to enter into a registration rights agreement in the form set forth in Exhibit A hereto (the “Registration Rights Agreement”), providing EDF Inc. and its Affiliates (as defined below in Section 3.1) with registration rights;

(F) to enter into the PPA Amendments (as defined below in Section 3.1) in each case to reflect the terms set forth in Exhibit B hereto;

(G) to amend the Second Amended and Restated CENG Operating Agreement by and between Constellation Nuclear, LLC, CEG, CE Nuclear, LLC, EDF Inc., and EDFI, dated November 6, 2009 (as amended, the “CENG Operating Agreement”) to modify the first offer rights contained therein; and

(H) to negotiate the Support Services Agreement (as defined below in Section 3.1) to reflect the terms set forth in Exhibit C.

WHEREAS, CEG will continue to provide its ongoing assistance and expertise in connection with the regulatory approval process for the new nuclear project contemplated by UNE;

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, the Parties wish to effectuate these agreements.

NOW, THEREFORE, in consideration of the promises and the mutual representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

AGREEMENTS TO RESTRUCTURE

Section 1.1                      Parties Bound.  The Parties to this Agreement shall take, and shall cause their respective Subsidiaries to take, all actions as described herein or as may otherwise be necessary to effectuate the terms hereof.

Section 1.2                      Purchase and Sale of UNE Membership Interests and UNE Intellectual Property.  On the Closing Date, the parties to the Purchase and Sale Agreement (as defined below in Section 3.1) shall execute and deliver such agreement and consummate the transactions contemplated thereby.

Section 1.3                      Termination of the Put Agreement.  The Parties hereby agree that upon the Closing the Put Agreement shall (automatically, irrevocably, unconditionally and without any further action by any Person) be terminated in full, effective as of the Closing Date, and shall thereafter be null and void, and each Party for itself and its Affiliates, predecessors, successors in interest, assigns, equityholders, members, partners, principals, officers, directors, attorneys, agents and other representatives hereby, effective as of the Closing Date, absolutely and irrevocably releases and forever discharges the other parties to the Put Agreement, together with their respective Affiliates, predecessors, successors in interest, assigns, equityholders, members, partners, principals, officers, directors, attorneys, agents and other representatives from liability for any and all claims, actions, causes of action, demands, debts, liens, contracts, agreements, promises, representations, torts, costs, legal fees, monies, obligations, judgments, damages or liabilities of any nature and kind and whether in law, equity, contract, tort or otherwise (“Losses”), in each case to the extent arising out of, or under, or relating to the Put Agreement, whether or not known now, heretofore or hereafter, whether anticipated or unanticipated, suspected or claimed, fixed or contingent, whether accrued or not and whether damage has yet resulted from such or not, which such party had, has or may ever have.   CEG agrees that it shall in no event exercise the Put Option (as defined in the Put Agreement), by delivery of an Exercise Notice (as defined in the Put Agreement) or otherwise, at or prior to the Closing.  CEG and EDF shall, and shall cause their respective Subsidiaries, to terminate any and all remaining obligations under the Put Agreement on the Closing Date.

Section 1.4                      Transfer of CEG Transferred Stock.  On the Closing Date, EDF Inc. shall transfer and assign to CEG, free and clear of all Liens (as defined below in Section 3.1), and for no additional consideration, two million four hundred thousand (2,400,000) shares of the CEG Transferred Stock (the “Initial Shares”), and on the Real Estate Transfer Dates, subject to the terms and conditions set forth in the Purchase and Sale Agreement but for no additional consideration, EDF Inc. shall transfer and assign to CEG, free and clear of all Liens, an aggregate of  one million one hundred thousand (1,100,000) shares of the CEG Transferred Stock (the “Holdback Shares”) with two hundred twenty thousand (220,000) shares being transferred in connection with the Real Estate Transfer Date for the Ginna-2 Site (as defined in the Purchase and Sale Agreement) (the “Ginna-2 Holdback Shares”) and eight hundred eighty thousand (880,000) shares being transferred in connection with the Real Estate Transfer Date for the NMP-3 Site (as defined in the Purchase and Sale Agreement) (the “NMP-3 Holdback Shares”).  Notwithstanding the foregoing, upon the first date, after the Closing Date, on which CEG has complied with its obligations set forth in Section 1.1(a) of the Registration Rights Agreement: (i) EDF shall promptly, and for no additional consideration, transfer one hundred thousand (100,000) shares of the CEG Transferred Stock to CEG; (ii) “Holdback Shares” shall be redefined to mean one million (1,000,000) shares of the CEG Transferred Stock; (iii) “Ginna-2 Holdback Shares” shall be redefined to mean two hundred thousand (200,000) shares of the CEG Transferred Shares, and (iv) “NMP-3 Holdback Shares” shall be redefined to mean eight hundred thousand (800,000) shares of the CEG Transferred Shares.

Section 1.5                      Amended Agreements.

(a)           On the Closing Date, the parties to the Amended Agreements (as defined below in Section 3.1) shall execute and deliver the Amended Agreements.

(b)           Immediately after the date hereof, the parties to the PPA Amendments (as defined below in Section 3.1) shall negotiate in good faith definitive documentation to implement those terms (and only those terms) set forth in Exhibit B related to the PPA Amendments.

(c)           Immediately after the date hereof, the parties to the Support Services Agreement (as defined below in Section 3.1) shall negotiate in good faith definitive documentation to implement those terms (and only those terms) set forth in Exhibit C related to the Support Services Agreement.

Section 1.6                      Resignation of CEG Director.  On the date hereof, EDF shall deliver to CEG the written resignation, effective as of the Closing Date, of Samuel Minzberg from the Board of Directors of CEG.

Section 1.7                      Closing Date Deliveries; Real Estate Closing.

(a)           The closing of the purchase and sale of the Initial Shares and all other transactions contemplated hereby (other than the transfer of the Holdback Shares) (the “Closing”) shall occur on the fifth Business Day (as defined below in Section 3.1) after the date hereof or such other date as the Parties may agree; provided that in the event that any of the Closing Date deliveries required hereunder are not made on such date, either Party may by written notice delivered to the other Party extend the Closing Date, from time to time, by 5 additional Business Days per extension (subject to the Parties’ termination rights in Section 3.16 below), provided further that the extending Party is not then in material breach of its obligations hereunder.  The Closing shall be held at the offices of Kirkland & Ellis LLP, 655 15th Street, NW, Washington, District of Columbia 20005, unless another location is agreed in writing by the Parties.  The date and time at which the Closing actually occurs is hereinafter referred to as the “Closing Date.”

(b)           At the Closing, each Party shall deliver, and cause its respective Subsidiaries to deliver, to each other Party (and its respective Subsidiaries party to such agreements) a duly and validly executed copy of the Purchase and Sale Agreement and the Amended Agreements to which it is a party.

(c)           At the Closing, EDF shall deliver the following to CEG (or cause the same to be delivered):

(i)           certificates representing the Initial Shares, duly endorsed for transfer or accompanied by duly executed stock powers; and

(ii)           a certificate signed by a duly authorized officer of EDF, dated as of the Closing Date, certifying that all of the representations and warranties of EDF set forth in this Agreement that are qualified as to materiality are true and correct in all respects and any such representations and warranties that are not so qualified are true and correct in all material respects, in each case as of the Closing Date (except for representations and warranties that speak as of a particular date).

(d)           At the Closing, CEG will deliver to EDF a certificate signed by a duly authorized officer of CEG, dated as of the Closing Date, certifying that all of the representations and warranties of CEG set forth in this Agreement that are qualified as to materiality are true and correct in all respects and any such representations and warranties that are not so qualified are true and correct in all material respects, in each case as of the Closing Date (except for representations and warranties that speak as of a particular date).

(e)           The closing of the transfer of the Ginna-2 Holdback Shares and the NMP-3 Holdback Shares (each, a “Holdback Closing”) shall occur on the corresponding Real Estate Transfer Date or such other date as the Parties may agree, at the offices of Kirkland & Ellis LLP, 655 15th Street, NW, Washington, District of Columbia 20005, unless another location is agreed in writing by the Parties.  The date and time at which a Holdback Closing actually occurs is hereinafter referred to as a “Holdback Closing Date.”

(f)           At each Holdback Closing, EDF shall deliver the following to CEG (or cause the same to be delivered):

(i)           certificates representing the Ginna-2 Holdback Shares or the NMP-3 Holdback Shares, as applicable, duly endorsed for transfer or accompanied by duly executed stock powers; and

(ii)           a certificate signed by a duly authorized officer of EDF, dated as of the  relevant Holdback Closing Date, certifying that all of the representations and warranties of EDF set forth in this Agreement that are qualified as to materiality are true and correct in all respects and any such representations and warranties that are not so qualified are true and correct in all material respects, in each case as of the relevant Holdback Closing Date (except for representations and warranties that speak as of a particular date).

(g)           If the (i) Holdback Closing for the Ginna-2 Site or the NMP-3 Site has not occurred prior to the second anniversary of the date hereof, or (ii) CEG has not certified to EDF that it has obtained all Real Property Rights with respect to the Ginna-2 Site and NMP-3 Site, in each case free and clear of all Liens other than Permitted Liens and except only for any rights of which the failure to obtain would not have a material adverse effect on the use of the applicable Transferred Sites prior to the date that is eighteen (18) months following the date hereof, EDF may at its option release CEG from its obligation to deliver the Ginna-2 Site and/or the NMP-3 Site, as applicable, and retain the Ginna-2 Holdback Shares and/or the NMP-3 Holdback Shares, as applicable, free of any obligation to transfer such shares to CEG hereunder.  If EDF elects to retain the Ginna-2 Holdback Shares and/or the NMP-3 Holdback Shares, as applicable, such retention election shall be the sole and exclusive remedy available to EDF, and CEG shall have no other liability to EDF for the failure to deliver (or obtain free and clear title to the Real Property Rights with respect to) the Ginna-2 Site or the NMP-3 Site, as applicable, or to cause the applicable Holdback Closing to occur.  Notwithstanding the foregoing, EDF shall not be entitled to make the aforementioned election and retain the applicable portion of the Holdback Shares if EDF or any of its Subsidiaries, through rights as a member of CENG or through the exercise of the powers of directors of CENG appointed by EDF or its Subsidiaries, prevents or materially impedes CENG’s or its Subsidiaries’ ability to satisfy the requirements for a Holdback Closing to occur prior to the second anniversary of the date of this Agreement, or to satisfy the requirements of clause (ii) of this Section 1.7(g) prior to the 18-month anniversary of the date of this Agreement.

Section 1.8                      Allocation.  The parties agree that (i) the entire and complete consideration for the termination of the Put Agreement shall be the transfer to CEG of the CEG Transferred Stock and (ii) the Purchase Price (as defined in the Purchase and Sale Agreement) shall be allocated in accordance with applicable law and pursuant to Section 1.4 of the Purchase and Sale Agreement among (x) the Transferred Interests (as such term is defined in the Purchase and Sale Agreement), including for these purposes among the assets of UNE to the extent required by U.S. federal income Tax law, and (y) the covenant not to compete set forth in Section 3.8 of the Purchase and Sale Agreement.  The parties hereto agree not to take any position inconsistent with such characterization or allocation in any Tax Return, in any refund claim or in any examination, litigation, investigation or otherwise, and shall cooperate to make all filings required by U.S. federal income Tax law, state Tax law, or other Tax Returns required to be filed to effect the allocation described in this section 1.8.

Section 1.9                      Non-Disparagement.  The Parties hereby covenant and warrant that they shall not make, or permit their Subsidiaries to make, or cause to be made, directly or indirectly in any way, any statement external to a Party or its Subsidiaries which is intended to disparage, or is reasonably likely to be considered disparaging to, the other Party or its management; provided, however, that the foregoing will not restrict either of EDF or CEG from (i) making factual statements, or (ii) making statements required to be filed with governmental authorities, or otherwise taking any action either Party deems necessary or appropriate to meet disclosure obligations or respond to legal process.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1                      Representations and Warranties of the Parties.  Each of CEG and EDF hereby represents and warrants to the other, as of the date hereof and as of the Closing, as follows:

(a)           Organization.  Such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite power and authority to carry on its business as it is now being conducted.

(b)           Due Authorization.  Such Party has all right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance by such Party of this Agreement and the other agreements, documents and instruments contemplated hereby, and the consummation by such Party of the transactions contemplated hereby and thereby (i) are within the power and authority of such Party and (ii) have been duly authorized by all necessary action on the part of such Party.  This Agreement constitutes a valid and binding agreement of such Party enforceable against such Party in accordance with its respective terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and for limitations imposed by general principles of equity.

(c)           Consents; No Violations.  Neither the execution, delivery or performance by such Party of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with, or result in a breach or a violation of, constitute a default under or give any third party the right to terminate or accelerate any obligation under any provision of (A) the organizational or governing documents of such Party, (B) any indenture, mortgage, loan agreement or material lease or any other material agreement to which such Party is a party or its assets are bound, (C) any material judgment, order or decree applicable to any such Party or its assets, or (D) any Law (as defined below in Section 3.1) applicable to such Party or its assets, or (ii) require any consent, approval or authorization of, notification to, filing with, or exemption or waiver by, any Governmental Entity (as defined below in Section 3.1) or any other Person (as defined below in Section 3.1), except that completion of the transactions contemplated by this Agreement will require an amendment to the license application of UNE in respect of the Calvert Cliffs 3 project now pending before the U.S. Nuclear Regulatory Commission.

(d)           Litigation.  There is no action, suit, claim, proceeding, arbitration, governmental inquiry or investigation pending or, to such Party’s Knowledge (as defined below in Section 3.1), threatened against such Party, at law or in equity, before or by any governmental or regulatory department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if adversely determined, would prevent the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof.

(e)           Scope Limitation.  For the avoidance of doubt, the representations and warranties in Sections 2.1(c) and 2.1(d) shall not be deemed to be applicable to the Purchase and Sale Agreement or the Termination Agreement (or the transactions contemplated thereby), as such agreements contain their own representations and warranties, which shall govern such agreements and the transactions contemplated thereby.

Section 2.2                      Title Representation and Warranty of EDF.  EDF hereby represents and warrants, as of the Closing Date and as of each Holdback Closing Date, that EDF Inc. has good, valid and marketable title to the CEG Transferred Stock.  The CEG Transferred Stock has been duly authorized and validly issued and fully paid.  The CEG Transferred Stock is not subject to any Lien other than Liens created by this Agreement.  EDF Inc. has complete and unrestricted power and the unqualified right to convey, sell, assign, transfer and deliver the CEG Transferred Stock to CEG, free and clear of any and all Liens.

ARTICLE III

MISCELLANEOUS

Section 3.1                      Defined Terms; Interpretations.  The following capitalized terms, as used in this Agreement, shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlled by, controlling or under common control with, such Person.

“Amended Agreements” shall mean the Amendment to the CENG Operating Agreement, the PPA Amendments,  the Termination Agreement, and the Registration Rights Agreement, taken together.

“Amendment to the CENG Operating Agreement” shall mean the amendment to the CENG Operating Agreement in the form set forth in Exhibit D hereto.

“Business Day” shall mean any working day in France and the United States other than a Saturday, a Sunday or a day on which banks located in Paris, France or New York, New York, United States of America generally are authorized or required by applicable Law to close.

“CCNP-3&4 Site” means the Calvert Cliffs Nuclear Plants 3 and 4 site described in Exhibit G to the Purchase and Sale Agreement.

“CEG” has the meaning set forth in the preamble hereof.

“CEG Transferred Stock” has the meaning set forth in the Recitals hereof.

“CENG” shall mean Constellation Energy Nuclear Group, LLC, a Maryland limited liability company.

“CENG Operating Agreement” has the meaning set forth in the Recitals hereof.

“Closing” has the meaning set forth in Section 1.7(a) hereof.

“Closing Date” has the meaning set forth in Section 1.7(a) hereof.

“CNN” shall mean Constellation New Nuclear, LLC, a Delaware limited liability company.

“EDF” has the meaning set forth in the preamble hereof.

“EDF Inc.” shall mean EDF Inc. (f/k/a EDF Development Inc.), a Delaware corporation.

“EDFI” shall mean E.D.F. International, S.A. (f/k/a Electricité de France International, S.A.), a French société anonyme.

“Governmental Entity” shall mean any supernational, national, foreign, federal, state or local judicial, legislative, executive, administrative, governmental or regulatory body, commission or authority (including any self-regulatory organization).

“Investor Agreement” has the meaning set forth in the Recitals hereof.

“Knowledge,” with respect to each Party, shall mean the actual knowledge of any executive officer of such Party.

“Law” shall mean, for any Person, all foreign, federal, state, and local laws, statutes, ordinances, rules, regulations, orders, permits, licenses, certificates of authority, judgments, decrees and bodies of law, in each case of or by any Governmental Entity, to which such Person or any of its business is subject.

“Licenses” shall mean any approval, authorization, concession, consent, registration, franchise, license, permit, concession or certificate issued by any Governmental Entity.

“Lien” shall mean, with respect to any Person, any mortgage, lien, pledge, charge, claim, defect, objection, option, proxy, voting trust, security interest, or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement, upon or with respect to any property or asset of such Person (including in the case of equity securities, stockholder or limited liability company agreements, voting trust agreements and all similar arrangements, other than the Investor Agreement).

“Losses” has the meaning set forth in Section 1.3 hereof.

“Person” shall mean any individual, firm, corporation, limited liability company, partnership, company, trust or other entity, and shall include any successor (by merger or otherwise) of such entity.

“PPA Amendments” shall mean, collectively, (i) the amendments to the series of Master Confirmations for Physically Settled Power Transactions, each dated as of November 6, 2009, between each of Calvert Cliffs Nuclear Power Plant, LLC, R.E Ginna Nuclear Power Plant, LLC, and Nine Mile Point Nuclear Station, LLC (the “Nuclear Generation Subsidiaries), on the one hand, and each of Constellation Energy Commodities Group, Inc. (“CECG”) and EDF Trading North America, LLC (“EDFT”), on the other hand, (ii) new Confirmations under the 1992 ISDA Master Agreements dated as of November 6, 2009, between each of the Nuclear Generation Subsidiaries, on the one hand, and each of CECG and EDFT, on the other hand, (the “New Confirmations”),  (iii) the amendments to the Guarantees, dated as of November 6, 2009, entered into by CENG for the benefit of EDFT and CECG  (or issuance of new Guaranties by CENG with respect to the New Confirmations), (iv) the amendment to the Schedule to the 1992 ISDA Master Agreements dated as of November 6, 2009, between each Nuclear Generation Subsidiary, on the one hand, and EDFT, on the other hand and (v) the conforming amendments to the CENG Operating Agreement, in each case based on the term sheet set forth in Exhibit B hereto.

“Purchase and Sale Agreement” shall mean the Purchase and Sale Agreement attached as Exhibit E hereto.

“Put Agreement” has the meaning set forth in the Recitals hereof.

“Real Estate Transfer Date” shall have the meaning specified in the Purchase and Sale Agreement.

“Registration Rights Agreement” has the meaning set forth in the Recitals hereof.

“Rules” has the meaning set forth in Section 3.9(a) hereof.

“Stock Purchase Agreement” has the meaning set forth in the Recitals hereof.

“Subsidiary” means with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such Person or any Subsidiary of such Person does not have a majority of the voting interest in such partnership).  For the avoidance of doubt, for purposes of this Agreement, CENG shall be deemed to be a Subsidiary of CEG.

“Support Services Agreement” means the Allocated Cost Support Services Agreement between CENG and CEG, based on the terms set forth in Exhibit C hereto.

“Tax” means any federal, state, local or foreign net or gross income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, environmental taxes, customs duties, franchise, employees' income withholding, foreign or domestic withholding, social security, unemployment, disability, capital stock, real property, personal property, sales, use, transfer, value added, goods and services, alternative or add on minimum, estimated, or other tax, fee, assessment or charge of any kind whatsoever, whether computed on a separate, consolidated, unitary, combined or any other basis, whether disputed or not, and including any interest, penalties or additions to Tax or additional amounts in respect of the foregoing.

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Governmental Entity with respect to Taxes.

“Termination Agreement” shall mean the agreement terminating the Investor Agreement and the Stock Purchase Agreement attached as Exhibit F hereto.

Section 3.2                      Survival of Representation and Warranties; Indemnification.  The representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder.

CEG shall defend, indemnify and hold harmless EDF and its Affiliates from and against any and all Losses arising out of (i) any inaccuracy or breach of any representation or warranty made by CEG hereunder, or (ii) any breach of any covenant made by CEG hereunder.

 EDF shall defend, indemnify and hold harmless CEG from and against any Losses arising out of (i) any inaccuracy or breach of any representation or warranty made by EDF hereunder, or (ii) any breach of any covenant made by EDF hereunder.

Section 3.3                      Successors and Assigns.  This Agreement shall bind and inure to the benefit of the Parties and their respective successors, permitted assigns, heirs and personal representatives; provided that no Party may assign its rights or obligations under this Agreement to any Person without the prior written consent of all other Parties hereto, which consent shall not be unreasonably withheld or delayed.

Section 3.4                      Entire Agreement.  This Agreement, along with the exhibits and schedules hereto, contains the entire agreement among the Parties with respect to the transactions contemplated by this Agreement and supersedes all prior and contemporaneous arrangements or understandings with respect thereto.

Section 3.5                      Notices.  All notices, requests, consents and other communications hereunder to any Party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by telecopy, nationally recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such Party at the address set forth below or such other address as may hereafter be designated in writing by such Party to the other Parties:

(i)           if to CEG, to:

Constellation Energy Group, Inc.
750 East Pratt Street, 18th Floor
Baltimore, Maryland 21202
Phone: (410) 470-3011
Fax:  (410) 470-5766
Attention:                      Charles Berardesco

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
655 15th Street, NW
Washington, DC 20005
Phone: (202) 879-5000
Fax:  (202) 879-5200
Attention: George P. Stamas and Mark D. Director

(ii)           if to EDF, to:
EDF, S.A.
30 avenue de Wagram
Paris 75008
France
Phone: +33 1 40 42 85 01
Fax: +33 1 40 42 85 03
Attention: Secrétare Général

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Phone: (212) 225-2000
Fax: (212) 225-3999
Attention: Neil Q. Whoriskey and Pierre-Yves Chabert

All such notices, requests, consents and other communications shall be deemed to have been given or made if and when delivered personally or by overnight courier to the Parties at the above addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified above (or at such other address or telecopy number for a Party as shall be specified by like notice).  Any notice delivered by any Party hereto to any other Party hereto shall also be delivered to each other Party hereto simultaneously with delivery to the first Party receiving such notice.

Section 3.6                      Counterparts.  This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

Section 3.7                      Headings.  The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

Section 3.8                      Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Section 3.9                      Dispute Resolution.

(a)           With the sole and exclusive exceptions provided for in part (b) of this Section 3.9, in the event of any dispute arising out of or in connection with this Agreement, including any dispute regarding its existence, breach, termination or validity, each Party shall have the right to have recourse to and shall be bound by the pre-arbitral referee procedure of the International Chamber of Commerce in accordance with its Rules for a Pre-Arbitral Referee Procedure.  All disputes arising out of or in connection with this Agreement (including as to existence, breach, termination and validity) shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the “Rules”) by three arbitrators appointed in accordance with said Rules.  The place of the pre-arbitral referee procedure and of the arbitration procedure shall be New York, New York, United States of America.  The proceedings before the arbitral tribunal (including with respect to the Pre-Arbitral Referee Procedure) shall be governed by the Rules.  The rules of law to be applied by the arbitral tribunal to the merits of the dispute shall be the rules of law of the State of New York.  The language of the arbitration shall be English.  Evidence shall be provided in English and pleadings shall be done in English.   The arbitral tribunal shall render its decision within six months from the date of signature of the terms of reference.  Any decision or award of the arbitral tribunal shall be final and binding upon the parties to the arbitration proceeding.  Without limiting the authority conferred on the arbitral tribunal by this Agreement and the Rules, the arbitral tribunal shall have the authority to award specific performance.  The Parties waive to the extent permitted by applicable law any rights to appeal or to review of such award by any court or tribunal.  The Parties hereby submit to the exclusive jurisdiction of the federal and state courts of the State of New York sitting in the Borough of Manhattan, and agree not to raise any objection to venue in such court, with respect to the enforcement of this Section 3.9(a) and any application to confirm, vacate or modify the decision or award of the arbitration tribunal.  The Parties agree that, once confirmed, the arbitral award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found.

(b)           In the event of any dispute arising out of or in connection with any Party’s failure to close or failure hereunder to abide by any of the covenants contained herein to the extent such covenants are to be performed at or prior to the Closing, or any Party’s failure or threatened failure to abide by non-disparagement obligations set forth in Section 1.9, the Parties acknowledge and agree that any remedy at law for any such failure would be inadequate and that each of them, respectively, will be entitled to specific performance, injunctive relief or other equitable remedies in the event of any such failure to close or abide by any of the  covenants contained herein to the extent such covenants are to be performed at or prior to the Closing, without any requirement on the Party demanding such specific performance, injunctive relief or other equitable remedies to post a bond or any other surety.  The federal and state courts of the State of New York sitting in the Borough of Manhattan shall have exclusive jurisdiction with respect to a request for specific performance, injunctive relief or other equitable remedies pursuant to this Section 3.9(b), and the Parties hereby submit to the jurisdiction of such courts and agree not to raise any objection to venue in such courts, this being in addition to any other remedy to which they are entitled at Law or in equity without prejudice to any other rights or remedies that may otherwise be available to such other Party.  Exercise of remedies under this Section 3.9(b) shall not preclude the exercise of remedies under Section 3.9(a) (other than remedies of specific performance under Section 3.9(a) in connection with any Party’s failure to close or failure hereunder to abide by any of the covenants contained herein to the extent such covenants are to be performed at or prior to the Closing).

Section 3.10                      Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 3.11                      Amendment and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties.  Any Party may (i) extend the time for the performance of any of the obligations or any other acts of another Party, (ii) waive any inaccuracies in the representations and warranties of another Party contained herein or in any document delivered by another Party pursuant hereto or (iii) waive compliance with any of the agreements of another Party or conditions to such Party's obligations contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Parties to be bound thereby.  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

Section 3.12                      Mutual Assistance.  Each of the Parties hereto agrees to use its commercially reasonable efforts to mutually cooperate and assist each other in filing any reports, notices and other filings with any Governmental Entity required to be jointly submitted by any of the Parties hereto in connection with the execution and delivery of this Agreement, the other agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby, and shall use commercially reasonable efforts to prepare and provide such information as may be necessary in connection with any such report, notice or other filing, including any Tax-related filings.

Section 3.13                      Further Assurances; CEG Ongoing Assistance for CCNP-3&4 Site.

(a)           Each of the Parties hereto shall, and shall cause its respective Subsidiaries to, execute and deliver such further instruments and take such additional action as any other Party may reasonably request to effect or consummate the transactions contemplated hereby.

(b)           CEG agrees that it will use commercially reasonable efforts, as and when requested by EDF or UNE on a periodic basis in the future, to continue to cooperate with and provide reasonable assistance to EDF and UNE in connection with the new nuclear projects contemplated by UNE, it being agreed that such cooperation and assistance is not intended to, and shall not, impose material ongoing obligations on CEG or require CEG to incur material costs or to interfere in any material respect with CEG’s ongoing business.

Section 3.14                      Spent Nuclear Fuel.  The Parties hereby agree that:

(a)           CEG shall be entitled to any funds received from the Department of Energy that reimburse CEG for any costs expended by CEG, CENG and their Subsidiaries prior to November 6, 2009 for the storage of Spent Nuclear Fuel at the Facilities.  Any other funds received by CEG from the Department of Energy representing the default by the Department of Energy on contracts with CENG or any of the Subsidiaries of CENG shall belong to CENG and the Subsidiaries of CENG.

(b)           CEG will retain and prosecute the Department of Energy Claim and CENG will retain the right to commence and prosecute the Department of Energy Potential Claim, in each case in a manner consistent with its best judgment. CENG shall be entitled to any funds received from the Department of Energy that reimburse CENG for any costs expended by CENG and its Subsidiaries in relation to the resolution of the Department of Energy Potential Claim.

(c)           For purposes of this Section 3.15, the following terms have the following meanings:

(i)           “Byproduct Material” means any radioactive material (other than Special Nuclear Material) yielded in, or made radioactive by, exposure to the radiation incident to the process of producing or utilizing Special Nuclear Material.

(ii)           “Department of Energy Claim” means any action previously commenced by CEG for damages resulting from the Department of Energy's failure to commence the removal, transportation, acceptance or any delay in accepting Spent Nuclear Fuel for disposal pursuant to the Standard Spent Fuel Disposal Contract and the Nuclear Waste Policy Act.

(iii)           “Department of Energy Potential Claim” means any potential action to be commenced by CEG, in its sole discretion, for damages resulting from the Department of Energy's failure to commence the removal, transportation, acceptance or any delay in accepting Spent Nuclear Fuel for disposal pursuant to the Standard Spent Fuel Disposal Contract and the Nuclear Waste Policy Act.

(iv)           “Facilities” means the following nuclear generation facilities:  Calvert Cliffs Unit 1, Calvert Cliffs Unit 2, Nine Mile Point Nuclear Power Station Unit 1, Nine Mile Point Nuclear Power Station Unit 2, and R.E. Ginna Nuclear Power Plant.

(v)           “Greater Than Class C Waste” means radioactive waste that contains a radionuclide whose concentration exceeds the value in Table 1 or Table 2 of 10 C.F.R. § 61.55, and therefore is currently not generally acceptable for disposal at existing (near surface) low level radioactive waste disposal facilities.

(vi)           “Nuclear Fuel” means all nuclear fuel assemblies in the Facilities' reactors and any irradiated fuel assemblies that have been temporarily removed from the Facilities' reactors and are capable of reinsertion into the Facilities' reactors without modification or additional cost, and all unirradiated fuel assemblies awaiting insertion into the Facilities' reactors, as well as all nuclear fuel constituents (including uranium in any form and separative work units) in any stage of the fuel cycle that are in process of production, conversion, enrichment or fabrication for use in the Facilities and which are owned by CENG or any of its Subsidiaries, and in which CENG or any of its Subsidiaries have any right, title or interest.

(vii)           “Spent Nuclear Fuel” means fuel that has been permanently withdrawn from a nuclear reactor following irradiation, and has not been chemically separated into its constituent elements by reprocessing. Spent Nuclear Fuel includes the Special Nuclear Material, Byproduct Material, Source Material, Greater Than Class C Waste, and other radioactive materials associated with Nuclear Fuel assemblies.

(viii)           “Special Nuclear Material” means plutonium, uranium-233, uranium enriched in the isotope-233 or in the isotope-235, and any other material that the NRC determines to be "Special Nuclear Material" but does not include Source Material. "Special Nuclear Material" also refers to any material artificially enriched by any of the above-listed materials or isotopes but does not include Source Material.

(ix)           “Source Material” means: (1) uranium, thorium, or any combination thereof, in any physical or chemical form, or (2) ores which contain by weight one-twentieth of one percent (0.05%) or more of uranium, thorium, or any combination thereof. "Source Material" does not include Special Nuclear Material.

Section 3.15                      Termination. If the Closing Date has not occurred prior to November 30, 2010, either Party may terminate this Agreement by providing written notice of termination to the other Party, provided that the terminating Party is not then in material breach of its obligations hereunder.  In addition, after November 15, 2010, if the Closing has not occurred within the time specified in Section 1.7(a) and the Closing Date has not been extended for an additional period of time by a Party entitled to extend the Closing Date under Section 1.7(a), then a Party not then in material breach of its obligations hereunder may terminate this Agreement by providing written notice of termination to the other Party.  If this Agreement is terminated pursuant to this Section 3.16, this Agreement shall immediately become void and there shall be no liability on the part of any Party, except that a Party shall not be relieved for any willful and material breach of this Agreement; provided that Article III (other than Sections 3.2, 3.12, 3.13 and 3.14) shall survive termination of this Agreement.

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first above written.

CONSTELLATION ENERGY GROUP, INC.

/s/ Michael J. Wallace
By:	Name: Michael J. Wallace
Title: Vice Chairman, Executive Vice President and Chief Operating Officer

ELECTRICITÉ DE FRANCE, S.A.

/s/ Thomas Piquemal
By:	Name: Thomas Piquemal
Title: Group Senior Executive Vice President - Finance

Signature Page to Master Agreement